Exhibit 99.2

DISCOVERY

PARTNERS

INTERNATIONAL

HOST:  Mr. Riccardo Pigliucci

DATE:  July 20, 2004

TIME:  11:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International second quarter 2004 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners second quarter 2004 financial results conference call.  With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.  In this call we plan to review the results of the quarter and six months ended June 30, 2004 and update the guidance for the second half of 2004. As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operation, our development efforts and our business environment including the establishment of offshore chemistry operations, the mix and timing of revenues based on our backlog, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and earnings per share in 2004, the integration of acquired business and the trend towards consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors and other risks and uncertainties more fully described in the company’s annual report on form 10K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission and other SEC filings and our other SEC reports.

In addition, in response to Reg. G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures such as EPS or Gross Margin before restructuring charges or other provisions but will only highlight the magnitude of the charges included in the various periods, if any.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8K.

Now, I will turn the call over to Craig Kussman, Discovery Partners’ CFO to discuss our financial performance.

Craig Kussman:

Thanks Riccardo and Good Morning:

Revenues for the second quarter ended June 30, 2004, were $13.0 million, 16 percent above the second quarter of 2003, and 10 percent above the first quarter of 2004.  The increase over the first quarter was primarily due to an increase in chemistry services business with Pfizer, Vertex and Merck.  The increase over prior year was due to increased Crystal Farm product shipments, and increased screening and chemistry services revenues, which offset declines in license and development contract services revenue.  Pfizer accounted for

58 percent of our revenues for the quarter.

Gross margin, as a percentage of revenue, for the second quarter of 2004 was 40 percent, up from 35 percent in the second quarter of 2003, and down from 45 percent in the first quarter of 2004.  The decrease in gross margin as a percentage of revenue versus the first quarter resulted from a lower level of the per compound margin benefits resulting from the modification to the Pfizer contract combined with lower compound production volumes and lower Systems volumes, which were partially offset by higher screening services volumes.  The increase in gross margin percentage versus prior year was due to higher screening service and instrumentation product margins resulting from higher volumes, and in part from per compound margin benefits resulting from the modification of the Company’s chemistry agreement with Pfizer.  These increases were partially offset by amortization charges related to the uARCS asset totaling $0.3 million per quarter over the next five years, and lower compound production volumes.

Research and development costs for the second quarter of 2004 were $0.9 million, up from $0.7 million in the second quarter of 2003, and unchanged from the first quarter of 2004.

The increase in research and development costs versus prior year resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal drug discovery process improvement and Crystal Farm software development activities.

SG&A costs for the second quarter of 2004 were $3.6 million, up from $3.4 million in the second quarter of 2003, and unchanged from the first quarter of 2004.  The increase in SG&A costs versus prior year resulted from higher business development costs, which were partially offset by savings resulting from the closure of our Tucson facility.

The company reported no restructuring expense during the first and second quarters of 2004 compared to $1.6 million recorded in the second quarter of 2003, when the company closed its Tucson chemistry operations.

The company reported a $0.6 million profit from operations during the second quarter of 2004, unchanged versus the Q1 2004 result and up from a $1.7 million loss from operations, including $1.6 million in restructuring costs related to the Tucson closure, in the second quarter of 2003.  The improvement versus prior year is due to the absence of the restructuring charge, and the improvement in gross margin, which more than offset the increases in R&D and SG&A costs.  This marks the fourth consecutive quarter of operating profit.

Interest income was $0.3 million for the second quarter of 2004, unchanged from the first quarter of 2004, and a decrease of $0.2 million from the second quarter of 2003 due to declines in the U.S. interest rates.

Net income for the second quarter ended June 30, 2004 was $0.7 million, or $0.03 per share, compared to net income of $1.0, million, or $0.04 per share in the first quarter of 2004, and a net loss of $1.3 million, or $0.05 per share, including the $1.6 million, or $0.06 per share restructuring charge in the second quarter of 2003.

For the six months ended June 30, 2004, revenues were $24.8 million, up 4% from the $24.0 million result in 2003.

The slight increase in year over year top-line performance is due to increased Crystal Farm product shipments and higher screening services revenues, which offset declines in chemistry services and license and development contract services revenues.

Gross margin as a percent of revenue for the six months ended June 30, 2004 was 42%, up from 32% for the same period in 2003.  The year over year increase in gross margin percentage resulted from the per compound margin benefits resulting from the modification to the Pfizer contract, and higher Crystal Farm product and screening service volumes, which offset the impact of lower chemistry compound production volumes and higher ARCS amortization.

Research and development costs for the first six months of 2004 were $1.8 million, up from $1.4 million in the same period of 2003.  The increase in research and development costs resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal drug discovery process improvement and Crystal Farm software development activities.

SG&A costs for the first six months of 2004 were $7.2 million, up from $6.4 million in the same period in 2003.  The increase in SG&A costs versus 2003 is due to higher business development costs, which offset savings resulting from the consolidation of facilities and lower incentive compensation accruals.

Restructuring costs for the first half of 2004 were zero, compared to $1.6 million in the same period in 2003 related to the closure of the Company’s Tucson facility.

The company reported a $1.2 million profit from operations during the first six months of 2004, compared to a loss from operations of $2.0 million for the same period in 2003, which included $1.6 million of restructuring costs.  This substantial improvement is primarily due to the lack of restructuring charges and the improvement in gross margin.

Interest income for the first six months of 2004 was $0.6 million, down from $1.0 million for the same period of last year due to declines in the U.S. interest rates.

Net income in the six months ended June 30, 2004 was $1.8 million, or $0.07 per share on a fully diluted basis, compared to a net loss of $1.0 million, or $0.04 per share, including $1.6 million, or $0.06 per share of restructuring costs, for the same period of 2003.

Cash and short-term investments at June 30, 2004 were $77.9 million, an increase of $5.1 million from the balance at March 31, 2004 due primarily to proceeds raised as part of the secondary offering of shares held by the Applera Corporation, which closed in the second quarter of 2004, and from net cash flow provided by operations.

Now let me ask Riccardo to review the operations for Q2 and the key milestones for the remainder of 2004:

Riccardo Pigliucci:

Thank you Craig.

This quarter has been a particularly busy and eventful one for Discovery Partners. I am again pleased to be able to report profitable financial results but I’m also delighted to highlight the successful conclusion of the secondary offering of the 7.2 million Applera shares and the 1.1 million new DPI shares issued as a result of the exercise of the underwriters’ over-allotment option.  It was a great although hectic opportunity to meet many current and potential shareholders and I wish to thank them now for their time and interest in DPI.

In Q2, in addition to our continued successful collaboration with Pfizer, we started working on the new drug discovery Chemistry collaboration with Vertex announced at the beginning of the quarter.

Our Basel biology operation was particularly successful this quarter, first of all in renewing its collaboration with Novartis Pharma for an additional year. Under the term of this agreement Discovery Partners will work with Novartis to develop assays and perform screening on several undisclosed new biological targets.

In addition the same Basel operation was also awarded a research milestone in its collaboration with Mitsubishi based on the positive progress in the lead finding collaboration that was initiated last year.

Our Discovery Systems Division has experienced a marked increase in the interest in the Crystal Farm system now that several units have been placed in key strategic accounts at leading pharmaceutical and biotech companies in the U.S., Europe and Far East. We remain very pleased with the efforts and level of collaboration and performance we are experiencing in our alliance with Bruker AXS.

As of June 30, 2004 our backlog of products and services under contract and shippable in the 12 month period ending June 30, 2005 was $31 million.  This is approximately $8 million lower than the backlog figure of $39 million reported in our 2003 10K for the period January 1, 2004 to December 31, 2004. Considering the pattern of new business and contract renewals in the first and last calendar quarter of each year and the level of potential new business in our pipeline, we expect that this level of backlog should be sufficient to deliver our projected performance in 2004.

Therefore, given our results in the first half of this year, while it is always possible that the mix and the timing of delivery of products and services in the second half of the year could influence specific quarterly performance and/or total revenue levels, we are reconfirming our original full year expectation of net income per share in the mid teens cents per shares.

This concludes the first part of our conference call.  I am available to answer questions at this time.  We urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results or financial guidance following the conclusion of this conference call.

OPERATOR:  Thank you.  The question and answer session will begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press 1 - 4 on your push button phone.  Should you wish to withdraw your question, press 1 - 3.   Your question will be taken in the order it is received.  Please stand by for your first question.

END: I like to thank all of you for participating to this

teleconference and look forward to talk to you again soon.

Thank you.